EXHIBIT 4.11

                   PLEDGED SHARE AMENDMENT

     This Pledged Share Amendment, dated as of December 1, 1997, is delivered pursuant to Section 1 (v) and Section 5 of the Pledge Agreement referred to below. The undersigned hereby agrees that this Pledged Share Amendment may be attached to the Pledge Agreement dated as of May 26, 1992, between the undersigned and Chemical Bank, as Trustee (the "Pledge Agreement"; capitalized terms defined therein being used herein as therein defined), and that the Pledged Notes listed on this Pledged Share Amendment shall be deemed to be part of the Pledged Notes and shall become part of the Pledged Collateral and shall secure all Senior Obligations as provided in the Pledge Agreement.


               AMERICAN BANKNOTE CORPORATION


               By:  Harvey J. Kesner
               Name:  Harvey J.  Kesner
               Title:  Executive Vice President & General Counsel



                         PLEDGED NOTES


Issuer                  Payee                          Principal Amount



American Bank Note      United States Banknote         $40,000,000.00
Company, Inc.           Corporation (name changed
                        to American Banknote
                        Corporation)

American Bank Note      United States Banknote         $5,300,000.00
Holographics, Inc.      Corporation (name changed
                        to American Banknote
                        Corporation)

Transaction Network     American Banknote Corporation  $1,000,000.00
Plus, Inc. (name changed
to American Banknote Card
Services, Inc.)